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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

This Employment Agreement ("AGREEMENT") is made and entered into as of this 14 day of APRIL 2004 by and between Mirant Corporation (hereinafter "MIRANT"), and M. Michele Burns (hereinafter "EXECUTIVE").

                              W I T N E S S E T H:

WHEREAS, Mirant desires to secure the services of Executive as an executive of Mirant; and

WHEREAS, Executive desires to be employed by Mirant in this capacity; and

WHEREAS, Mirant and Executive wish to enter into this Employment Agreement setting forth the terms and conditions of such employment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

     1.   EMPLOYMENT DUTIES.

          (a) Mirant hereby agrees to employ Executive (i) as its Executive Vice President and (ii) effective upon the effective date of the resignation of Mirant's current Chief Financial Officer, as Mirant's Chief Financial Officer, and Executive hereby agrees to accept such employment upon the terms and conditions set forth in this Agreement. Executive will have such additional titles as determined by Mirant's Board of Directors (the "BOARD") and the powers, duties, and responsibilities from time to time assigned to her by the Board or Mirant's Chief Executive Officer, and Executive will report directly to the Chief Executive Officer of Mirant.

          (b) During the Term (as defined in Section 2), Executive agrees to be a full-time employee of Mirant and devote her full and exclusive business time, energy and skill to the business and affairs of Mirant. She shall perform all of her duties properly and faithfully in the best interest of Mirant and will not intentionally become involved in any personal matters which adversely affect or reflect on Mirant. Executive may
     (i) engage in community, charitable, and educational activities, (ii) manage personal investments, (iii) serve on those corporate boards or committees that she disclosed in writing to Mirant as of the Effective Date, provided that such activities do not materially conflict or interfere with the performance of Executive's obligations under this Agreement, and
     (iv) serve on those additional corporate boards or committees as the Board in its sole discretion shall approve.

     2. TERM. The term of this Agreement will commence on such date, following the date an order of the United States Bankruptcy Court for the Northern District of Texas (Fort Worth Division (the "BANKRUPTCY COURT")) approving this Agreement becomes final and nonappealable, as may be agreed to by the parties, but in no event later than May 3, 2004 (the

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"EFFECTIVE DATE"), and shall continue for a period of three (3) years after the
Effective Date; PROVIDED that the term of employment hereunder shall be automatically extended for two successive one-year renewal periods commencing on the third and fourth anniversaries of the Effective Date, respectively, unless either party shall have given notice to the other party that such party does not desire to extend the term of this Agreement, such notice to be given at least ninety (90) days prior to the third anniversary or fourth anniversary of the Effective Date, respectively, in which case the term of employment hereunder shall terminate as of the third anniversary of the Effective Date or the fourth anniversary of the Effective Date, respectively (the term of employment hereunder, including any such extensions in accordance with this Section 2, shall be referred to herein as the "TERM"). Notwithstanding the foregoing, the Term may be earlier terminated by either party hereto in accordance with the provisions of Section 5 of this Agreement. At the end of the Term, if it has not been terminated earlier pursuant to Section 5, Executive will become an at-will employee of Mirant.

     3.   COMPENSATION.

          (a) SALARY. As of the commencement of this Agreement, during the Term, Mirant shall pay Executive a salary of $600,000 per year ("ANNUAL BASE SALARY"), paid in equal installments every two weeks. Mirant shall evaluate the compensation provided to Executive on an annual basis and shall make such adjustments as Mirant deems appropriate, with the understanding that Executive's Annual Base Salary will not be reduced during the Term without her consent.

          (b) ANNUAL CASH BONUS. Mirant shall pay Executive a cash bonus with respect to her first calendar year of employment (without any proration whatsoever) of at least 75% of her Annual Base Salary (the "2004 TARGET BONUS"), payable in accordance with Mirant's normal practices, provided that Executive shall be eligible to receive a cash bonus for such year of up to two times the 2004 Target Bonus. Thereafter, with respect to subsequent calendar years of the Term, the terms of her cash bonus will be tied to the same goals as those of other senior Mirant executives; provided, however, that (i) the target for such cash bonus (the "TARGET BONUS") shall be no less than 75% of Executive's then-current Annual Base Salary, and (ii) the amount of such cash bonus for which Executive is eligible shall be from zero to 2 times the Executive's Target Bonus. Such cash bonuses shall be determined and paid at such times and under such terms and conditions as cash bonuses are determined and paid to other senior Mirant executives.

          (c) EMERGENCE BONUS. Within five (5) business days after Mirant's emergence from bankruptcy (or the first paydate thereafter, pursuant to Mirant's payroll policy, if later), Mirant shall pay an emergence bonus ("EMERGENCE BONUS") to Executive in a cash lump sum equal to not less than 200% of Executive's then-current Annual Base Salary, provided that Executive has been continuously employed by Mirant through the date of such emergence. For purposes of this Agreement, "emergence" shall occur when a plan of reorganization that is confirmed by the Bankruptcy Court becomes effective, as a result of which the business of Mirant is maintained on an ongoing basis, whether maintained by Mirant, the reorganized debtor or by an entity that has acquired all or substantially all of Mirant's or the debtor in possession's assets. Executive shall also be

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     eligible to receive an additional cash payment in an amount equal to
     Executive's then-current Annual Base Salary subject to the same terms and conditions as are applicable to Mirant's Chief Executive Officer and Management Council for receipt of bonuses under Mirant's Key Employee Retention Program as may be approved by the Bankruptcy Court.

          (d) RETENTION BONUS. If Executive has been continuously employed by Mirant through April 1, 2006, within five (5) business days thereafter, Mirant will pay Executive a lump sum amount in cash equal to $500,000 (the "FIRST RETENTION BONUS"). If Executive has been continuously employed by Mirant through April 1, 2007, within five (5) business days thereafter, Mirant will pay Executive a lump sum amount in cash equal to $500,000 (the "SECOND RETENTION BONUS"; the First Retention Bonus together with the Second Retention Bonus, collectively, the "RETENTION BONUSES")).

          (e) MAKE-WHOLE PAYMENTS. Within five (5) business days after the Effective Date, Mirant will pay Executive a lump sum amount in cash equal to $1,500,000 (the "FIRST MAKE-WHOLE PAYMENT"). If Executive has been continuously employed by Mirant through April 1, 2005, within five (5) business days thereafter, Mirant will pay Executive a lump sum amount in cash equal to $1,000,000 (the "SECOND MAKE-WHOLE PAYMENT"). If Executive has been continuously employed by Mirant through April 1, 2006, within five
     (5) business days thereafter, Mirant will pay Executive a lump sum amount in cash equal to $500,000 (the "THIRD MAKE-WHOLE PAYMENT;" the First Make-Whole Payment, the Second Make-Whole Payment and the Third Make-Whole Payment, collectively, the "MAKE-WHOLE PAYMENTS")).

          (f) EQUITY AWARDS. In addition to the Emergence Bonus in Section 3(c) above, on and after the date of Mirant's emergence from bankruptcy, Mirant shall grant to Executive long-term incentive compensation awards on the same, or a not less favorable, basis and with the same, or not less favorable, terms and conditions (including vesting schedules and acceleration provisions, if any) generally applicable to grants of such awards made to other similarly situated senior executives of Mirant. The Board may approve any additional equity awards for Executive that the Board determines in its sole discretion.

          (g) EXPENSE REIMBURSEMENT. Mirant will reimburse Executive for all reasonable expenditures incurred by Executive in the course of her employment or in promoting the interests of Mirant, consistent with Mirant's requirements that supporting documentation be provided, including, without limitation, expenditures for (i) transportation, lodging, and meals during overnight business trips, (ii) business meals and entertainment,
     (iii) supplies and business equipment, (iv) long-distance telephone calls and cell phone usage, and (v) membership dues for business and professional associations, publications, and any other association of which Executive becomes a member in connection with the performance of her duties.

          (h) COUNTRY CLUB. Mirant will pay on behalf of Executive the initiation fee (in an amount not to exceed $50,000) for an individual membership at a country club of her choice, consistent with Mirant's requirements that supporting documentation be provided.

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          (i)    PERQUISITE ALLOWANCE. During the Term, for the purpose of
     reimbursing Executive for certain perquisites not otherwise provided by Mirant, Mirant will provide Executive with a perquisite allowance of $18,000 per year, consistent with Mirant's requirements that supporting documentation be provided, which for years beginning in 2005, shall be pro-rated based on the number of days Executive was employed by Mirant during each calendar year. For 2004, the $18,000 perquisite allowance shall not be pro-rated.

     4.   EMPLOYEE BENEFITS.

          (a) BENEFIT AND PERQUISITE PROGRAMS. Executive shall be entitled, during the Term, to participate in all employee benefit and perquisite programs maintained by Mirant for the benefit of its employees, including benefits and perquisites available to senior officers of Mirant and/or Mirant's Management Council, according to the terms of such plans. During the Term, Mirant shall make available coverage for Executive's domestic partner and dependent children either through its existing medical and dental plan, through the purchase of one or more insurance policies, or through a self-insured medical and dental reimbursement plan. If Mirant elects to make such coverage available through the purchase of insurance or through the use of a self-insured reimbursement plan, such insurance or self-insured reimbursement plan shall provide benefits that are substantially similar to those of Mirant's highest cost medical and dental options. The relative rates of the cost of such coverage paid by Executive and Mirant shall be comparable to the relative rates of the cost paid by similarly situated employees and Mirant for similar coverage for dependents. Mirant shall also gross-up any applicable premiums relating to such coverage for tax purposes so that the economic benefit to Executive is the same as if such coverage was provided on a non-taxable basis.

          (b) VACATION. Executive will be entitled to four (4) weeks' paid vacation annually. Consistent with Mirant's vacation policy, unused vacation time not exceeding forty (40) hours will accumulate and carry over to subsequent years. Any unused vacation at the date of termination of this Agreement for any reason will be paid to Executive at the time of termination.

          (c) CONTINUED WELFARE BENEFITS. Notwithstanding anything else contained in this Agreement, after termination or expiration of Executive's employment for any reason other than Cause (as defined in Section 5(b), below), Executive and her domestic partner and dependent children (if then covered) will, for a twenty-four (24) month period from the date of termination, be entitled to remain on any medical and dental plans on the same basis as during her employment (including payment by Mirant of the costs and expenses associated with such programs on the same terms as when Executive was employed with Mirant). In meeting its obligations under this provision, Mirant and Executive will take all actions which may be necessary or appropriate to comply with criteria set forth by Mirant's insurance carriers and other program providers.

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     5.   TERMINATION OF EMPLOYMENT.

          (a) DEATH OR DISABILITY. In the event of Executive's death or total disability, this Agreement shall terminate immediately. Executive shall be deemed totally disabled if she is eligible to receive long-term disability benefits under Mirant's then existing long-term disability plan. In the event of her death or total disability, Executive or her estate will be entitled to such benefits, if any, as are provided under the terms of various Mirant health insurance, life insurance, pension and disability plans. In addition, Mirant shall pay to Executive (or her estate) all Accrued Obligations (as defined below) in a lump sum in cash within thirty
     (30) days after the date of termination. "ACCRUED OBLIGATIONS" shall mean, as of the date of termination, the sum of (A) Executive's Annual Base Salary through the date of termination to the extent not theretofore paid,
     (B) except as otherwise previously requested by Executive, the amount of any bonus, incentive compensation, deferred compensation and other cash compensation accrued by Executive as of the date of termination to the extent not theretofore paid, and (C) any vacation pay, expense reimbursements and other cash entitlements accrued by Executive as of the date of termination to the extent not theretofore paid. In addition, the Executive (or her estate) will be paid the Retention Bonuses and Make-Whole Payments, in each case to the extent not previously paid to Executive, and all of Executive's then-outstanding equity awards shall immediately become fully vested (with stock option exercisability continuing until the later of one year following the Executive's death or total disability or the end of any extended exercise period relating to death or disability provided for under the terms of the applicable equity plan). Except as otherwise set forth in this Section 5(a) or this Agreement, in the event of a termination pursuant to this Section 5(a), Executive will not be entitled to any further benefits or compensation under this Agreement except to the extent mandated by law.

          (b) TERMINATION FOR CAUSE. Mirant may terminate this Agreement and Executive's employment immediately hereunder for Cause (as hereinafter defined). In the event this Agreement terminates by reason of the termination of Executive's Employment by Mirant for Cause, Mirant shall pay to Executive all Accrued Obligations in a lump sum in cash within thirty
     (30) days after the date of termination. "CAUSE" shall mean that: (i) Executive has been convicted of (or pleads guilty or nolo contendere) to a felony, other than one involving Limited Vicarious Liability (as hereinafter defined), (ii) Executive has engaged in conduct that constitutes gross neglect or gross misconduct with respect to her employment duties which results in material harm to Mirant, or (iii) Executive has materially breached this Agreement and failed to cure such breach (if susceptible to cure) within thirty (30) days after receipt by Executive of written notice from Mirant of such breach. For purposes of this Agreement, "LIMITED VICARIOUS LIABILITY" shall mean any liability which is (1) based on acts of Mirant for which Executive is responsible solely as a result of her office(s) with Mirant and (2) provided that (A) she was not involved in such acts and either had no prior knowledge of such actions or promptly acted reasonably and in good faith to attempt to prevent the acts causing such liability or (B) she did not have a reasonable basis to believe that a law was being violated by such acts. The foregoing notwithstanding, Mirant may not terminate

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     Executive's employment for Cause unless: (x) a determination that Cause exists is made and approved by three-quarters (3/4) of the Board (excluding Executive, if she is then a member of the Board), (y) Executive is given at least five (5) days' prior written notice of the Board meeting called to make such determination, and (z) Executive and her legal counsel are given the opportunity to address such meeting prior to a vote of the Board. Except as otherwise set forth in this Section 5(b), in the event of a termination pursuant to this Section 5(b), Executive will not be entitled to any further benefits or compensation under this Agreement except to the extent mandated by law. Termination pursuant to this Section 5(b) shall be deemed a termination for Cause.

          (c) TERMINATION BY MIRANT WITHOUT CAUSE. Mirant shall have the additional right to terminate this Agreement and Executive's employment without Cause, and not due to Executive's total disability or death, by giving Executive written notice of termination. Such termination shall be effective immediately upon receipt of notice by Executive. In the event of a termination (x) pursuant to this Section 5(c) or (y) by reason of delivery by Mirant of a notice that Mirant does not desire to extend the term of this Agreement beyond the third or fourth anniversary of the Effective Date as provided in Section 2 above, prior to the fifth anniversary of the Effective Date, Mirant shall pay to Executive, not later than thirty (30) days following the date of termination, (i) a lump sum payment in cash (the "SEPARATION PAYMENT") equal to the product of (A) times (B), where (A) is the sum of Executive's then-current Annual Base Salary immediately prior to the date of termination, plus her Target Bonus for the fiscal year in which the date of termination occurs, or the 2004 Target Bonus, whichever is applicable to the calendar year of termination, and (B) is 2 (the "SEVERANCE MULTIPLIER"); (ii) the Accrued Obligations; and (iii) the Retention Bonuses and Make-Whole Payments, in each case to the extent not previously paid to Executive. In addition, all of Executive's then-outstanding equity awards shall immediately become fully vested (with stock option exercisability continuing until the end of the originally stated term of such options).

          (d) TERMINATION BY EXECUTIVE FOR GOOD REASON. Executive may resign for Good Reason on thirty (30) days' written notice to Mirant, provided she previously notified Mirant in writing of the circumstances forming the basis for "Good Reason" as set forth below and Mirant failed to cure such circumstances within thirty (30) days of receiving such notice. In the event of a termination pursuant to this Section 5(d) prior to the fifth anniversary of the Effective Date, Executive will be entitled to all of the severance compensation and benefits set forth in Section 5(c) above, subject to the terms set forth in Section 5(c) above. For purposes of this Agreement, "GOOD REASON" shall mean, without Executive's written consent:

                 (i) Assignment to Executive of any duties inconsistent in any material respect with Executive's position (including titles and reporting relationships), authority, duties or responsibilities as contemplated by this Agreement, or any other action by Mirant which results in a significant diminution in such position, authority, duties or responsibilities; provided, however, that (A) the consummation of a chapter 11 plan or plans for Mirant Americas Generation LLC and its direct and indirect subsidiaries (collectively, "MAG"); (B) the sale of

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          substantially all of the assets or stock of MAG; (C) any other separation of the assets and business of MAG from the management and control of Mirant; or (D) the appointment of a trustee pursuant to Chapter 11 of the Bankruptcy Code for Mirant or MAG shall not constitute Good Reason within the meaning of this Section 5(d)(i);

                 (ii) Any failure by Mirant to comply with any of the provisions of this Agreement regarding Executive's Annual Base Salary, bonus, equity incentive, benefits and perquisites, and other benefits and amounts payable to Executive under this Agreement;

                 (iii) Executive being required to relocate to a principal place of employment more than fifty (50) miles from her principal place of employment with Mirant in Atlanta, Georgia, as of the Effective Date; or

                 (iv) Any purported termination by Mirant of Executive's employment otherwise than as expressly permitted by this Agreement.

          (e) TERMINATION BY EXECUTIVE FOR OTHER THAN GOOD REASON. Executive may resign for other than Good Reason on sixty (60) days' written notice to Mirant. During such sixty (60) day notice period, Mirant may relieve Executive of her duties, but this shall not relieve Mirant of its obligations to pay Executive her entire Annual Base Salary for the entire notice period. At the conclusion of such notice period, she will not be entitled to any further compensation or benefits hereunder, other than the Accrued Obligations, previously accrued, vested benefits or as otherwise provided for in this Agreement.

          (f) TERMINATION IN CONNECTION WITH CHANGE IN CONTROL. In the event that a Change in Control occurs during the Term and Executive's employment thereafter terminates within one (1) year of such Change in Control by reason of the discharge of Executive by Mirant other than for Cause, and not due to death, total disability or expiration of the Term, or by reason of the resignation of Executive for Good Reason, or in the event Executive's employment is terminated by Mirant (other than for Cause, and not due to death, total disability or expiration of the Term) prior to a Change in Control but at the request of any third party participating in or causing the Change in Control, Executive will be entitled to all of the severance compensation and benefits set forth in Section 5(c) above; provided, however, that if the Change in Control occurs by reason of the occurrence of the circumstances described in clause (iv) of this Section 5(f) before Mirant and its subsidiaries emerge from bankruptcy, Executive shall receive the Emergence Bonus in lieu of the Separation Payment; provided further, however, that Executive shall receive all change in control benefits provided to Mirant's Chief Executive Officer under the Chief Executive Officer's individual employment agreement with Mirant to the extent that the benefits under such agreement are more favorable to Executive than, and not duplicative of, the severance compensation and benefits to which Executive is entitled as set forth above. Any stock options or other equity-based awards that were outstanding immediately prior to the Change in Control shall, to the extent not

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     then vested, fully vest and become exercisable prior to the Change in
     Control. "CHANGE IN CONTROL" shall mean the first to occur of any of the following events:

                 (i) Any "person" (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")), excluding for this purpose, (i) Mirant or any subsidiary of Mirant, or
          (ii) any employee benefit plan of Mirant or any subsidiary of Mirant, or any person or entity organized, appointed or established by Mirant for or pursuant to the terms of any such plan which acquires beneficial ownership of voting securities of Mirant, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of Mirant representing more than 20% of the combined voting power of Mirant's then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of (v) a change in ownership percentage resulting solely from an acquisition of securities by Mirant; (w) the consummation of a chapter 11 plan or plans for MAG;
          (x) the sale of substantially all of the assets or stock of MAG; (y) any other separation of the assets and business of MAG from the management and control of Mirant; or (z) the appointment of a trustee pursuant to Chapter 11 of the Bankruptcy Code for Mirant or MAG; or

                 (ii) The Incumbent Directors (as hereinafter defined) cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of Mirant subsequent to the Effective Date shall be considered an Incumbent Director if such person's election or nomination for election was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a "person" (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

                 (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Mirant (a "BUSINESS COMBINATION"), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of Mirant immediately prior to such Business Combination beneficially own, directly or indirectly, more than 80% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns Mirant or all or substantially all of Mirant's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business

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          Combination, of the outstanding voting securities of Mirant; provided, however, that (w) the consummation of a chapter 11 plan or plans for MAG; (x) the sale of substantially all of the assets or stock of MAG;
          (y) any other separation of the assets and business of MAG from the management and control of Mirant; or (z) the appointment of a trustee pursuant to Chapter 11 of the Bankruptcy Code for Mirant or MAG shall not constitute a Business Combination for purposes of this Agreement; or

                 (iv) Approval by the stockholders of Mirant of a complete liquidation or dissolution of Mirant.

          For purposes of this Agreement, "INCUMBENT DIRECTORS" shall mean: (x) for periods subsequent to the Effective Date and before the date of the emergence of Mirant and its subsidiaries from bankruptcy, persons who, as of the Effective Date, constitute the Board, and (y) for periods on and after the date of the emergence of Mirant and its subsidiaries from bankruptcy, persons who, as of the date of the emergence of Mirant and its subsidiaries from bankruptcy, constitute the Board.

          (g) MITIGATION AND OFFSET. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall earnings of Executive offset or otherwise reduce the amounts to which Executive may be entitled hereunder.

          (h) RELEASE. As a condition of receiving any Separation Payment for which she otherwise qualifies under this Section 5, Executive agrees to execute, deliver and not revoke (within the time period permitted by applicable law) a general release of claims arising out of Executive's employment with, and termination of employment from, Mirant, in the form attached hereto as EXHIBIT A (adjusted as necessary to conform to then existing legal requirements). Executive acknowledges and agrees that, except as specifically described in this Section 5 or in Section 4(c), all of her rights to any compensation (other than salary earned through the date of termination of employment), benefits, bonuses or severance from Mirant or its subsidiaries or affiliates shall cease upon termination of her employment with Mirant; provided, however, such release shall in no way limit or release Mirant from or delay Mirant's obligation to pay or distribute amounts, or provide other benefits, required to be paid, distributed or provided under this Section 5, whether before or after execution of such release.

          (i) GROSS-UP PAYMENT FOR EXCESS PARACHUTE TAXES. In the event that the aggregate of all payments or benefits made or provided to, or that may be made or provided to, Executive under this Agreement or otherwise (the "AGGREGATE PAYMENT") is determined to constitute an "excess parachute payment," as such term is defined in Section 280G(b) of the Internal Revenue Code, Mirant shall pay to Executive prior to the time any excise tax imposed by Section 4999 of the Internal Revenue Code ("EXCISE TAX") is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all income and excise taxes thereon, is equal to the Excise Tax on

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     the Aggregate Payment. The determination of whether the Aggregate Payment constitutes an excess parachute payment and, if so, the amount to be provided to Executive and the time of payment pursuant to this Section 5(i) shall be made by an independent auditor (the "AUDITOR") selected jointly by Mirant and Executive and paid by Mirant. The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two (2) years preceding the date of its selection, acted in any way on behalf of Mirant or any affiliate thereof. If Executive and Mirant cannot agree on the firm to serve as the Auditor, then Executive and Mirant shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. Notwithstanding the foregoing, in the event that the amount of Executive's Excise Tax liability is subsequently determined to be greater than the Excise Tax liability with respect to which any initial payment to Executive under this Section 5(i) has been made (and such determination is confirmed by the Auditor), Mirant shall pay to Executive an additional amount (grossed up for all taxes) with respect to such additional Excise Tax (and any interest and penalties thereon) at the time and in the amount reasonably determined by the Auditor. Similarly, if the amount of Executive's Excise Tax liability is subsequently determined to be less than the Excise Tax liability with respect to which any prior payment to Executive has been made under this
     Section 5(i) (and such determination is confirmed by the Auditor), Executive shall refund to Mirant the excess amount received, after reduction for any nonrefundable tax, penalties and/or interest incurred by Executive in connection with the receipt of such excess, and such refund shall be paid promptly after Executive has received any corresponding refund of excess Excise Tax paid to the Internal Revenue Service. Executive and Mirant shall cooperate with each other in connection with any proceeding or claim relating to the existence or amount of liability for Excise Tax, and all reasonable expenses incurred by Executive in connection therewith shall be paid by Mirant promptly upon notice of demand from Executive.

     6.   COVENANT NOT TO SOLICIT.

          (a) NON-SOLICITATION OF EMPLOYEES. Throughout the Term, and for a period of two (2) years thereafter, Executive shall not solicit or attempt to solicit, directly or indirectly by assisting others, any employees of Mirant in order to induce such employees to leave Mirant or become employed or affiliated with any other person, company or entity.

          (b) INJUNCTIVE RELIEF. Executive acknowledges that the covenant not to solicit is a reasonable means of protecting and preserving Mirant's investment in its business and in Executive's employment. Executive agrees that any breach of this covenant will result in irreparable damage and injury to Mirant and that Mirant will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.

          (c) ENFORCEABILITY OF COVENANT. Mirant and Executive agree that Executive's obligation under the covenant not to solicit is separate and distinct from other provisions of this Agreement, and the failure or alleged failure of Mirant to perform its obligations

                                       10
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     under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant not to solicit. As provided in this
     Section 6 above, the parties also agree that the covenant not to solicit survives the expiration or termination of this Agreement.

     7.   NONDISCLOSURE OF TRADE SECRETS AND CONFIDENTIAL INFORMATION.

          (a) TRADE SECRETS DEFINED. As used in this Agreement, the term "Trade Secret" shall mean any and all information which is not commonly known by or available to the general public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Such information shall include, but not be limited to, any customer lists, customer billing information, technical information regarding Mirant products sold by Mirant, sales techniques and information concerning personnel assignments, and matters concerning the financial affairs and management of Mirant.

          (b) NONDISCLOSURE OF TRADE SECRETS. Throughout the Term and at all times following the expiration or termination of this Agreement, Executive shall not directly or indirectly transmit or disclose any trade secret of Mirant to any person, concern or entity. The obligations under this Section 7(b) shall remain in effect as long as the information constitutes a trade secret under applicable law.

          (c) CONFIDENTIAL INFORMATION DEFINED. As used in this Agreement, the term "Confidential Information" shall mean all information that is not a trade secret and that Mirant generally considers or would generally consider to be confidential.

          (d) NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Throughout the Term and for a period of two (2) years thereafter, Executive shall not, either directly or indirectly, use, transmit or disclose any Confidential Information to any person, concern or entity except as necessary to perform Executive's duties under this Agreement or otherwise with the prior written consent of Mirant.

          (e) INJUNCTIVE RELIEF. Executive acknowledges that these nondisclosure covenants are a reasonable means of protecting and preserving Mirant's interests in the confidentiality of this information. Executive agrees that any breach of these covenants will result in irreparable damage and injury to Mirant and that Mirant will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.

          (f) ENFORCEABILITY OF COVENANTS. Mirant and Executive agree that Executive's obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and the failure or alleged failure of Mirant to perform its obligations under any provision of this Agreement shall not constitute a defense to the enforceability of these nondisclosure covenants. As provided in this Section 7 above, the

                                       11
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     parties also agree that the nondisclosure covenants survive the expiration or termination of this Agreement.

     8.   MISCELLANEOUS.

          (a) WITHHOLDING TAXES. All amounts payable hereunder will be subject to the withholding of all applicable taxes and deductions required by any applicable law.

          (b) LITIGATION COSTS. In the event of any dispute arising out of or under this Agreement or Executive's employment with Mirant, if a court of competent jurisdiction determines that Executive has prevailed on the issues in the court proceeding, Mirant shall, upon presentment of appropriate documentation, at Executive's election, pay or reimburse Executive for all reasonable legal and other professional fees and other reasonable expenses incurred in connection therewith by Executive.

          (c) PROFESSIONAL FEES. Mirant shall promptly pay all professional fees and expenses incurred by Executive in connection with the negotiation and preparation of this Agreement and related agreements, including the fees and expenses of her counsel and other professionals, up to a maximum of $50,000. Mirant shall gross up for tax purposes any deemed income to Executive arising pursuant to the payments provided under this Section 8(c), so that the economic benefit is the same to Executive as if such payments were provided on a non-taxable basis to Executive.

          (d) WARRANTY BY EXECUTIVE. Executive represents and warrants to Mirant that Executive is not subject to any contract, agreement, judgment, order or decree of any kind, or any restrictive agreement of any character, that restricts Executive's ability to perform her obligations under this Agreement or that would be breached by Executive upon her performance of her duties pursuant to this Agreement.

          (e) INDEMNIFICATION. Executive shall be indemnified and held harmless to the fullest extent permitted under Mirant's Articles of Incorporation, Bylaws, and applicable law, including the U.S. Bankruptcy Code (11 U.S.C. Section 101 et seq.), from any and all claims, lawsuits, losses, damages, assessments, amounts paid in settlement, penalties, expenses, costs and liabilities of any kind or nature, including without limitation, court costs and reasonable attorneys' fees, which Executive may sustain directly as a result of, or in connection with, any act or omission by Mirant or its employees or any claim, suit or other proceeding brought or threatened by a third party (including but not limited to governmental or regulatory agencies or bodies) in connection with Executive's employment with Mirant or any subsidiary or affiliate thereof. Mirant shall maintain directors' and officers' liability insurance coverage for Executive in an amount required to satisfy such indemnification during the Term and, for any act or omission occurring during the Term, at all times thereafter for the duration of any period of limitations during which any action may be brought against Executive; provided, such coverage shall not be in an amount less than the highest amount covering members of the Board and Mirant's officers.

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          (f)    WAIVER. The waiver by any party to this Agreement of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

          (g) SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

          (h) ASSIGNMENT AND SUCCESSORS. This Agreement may be assigned by Mirant without Executive's consent to an affiliated entity of Mirant, including any survivor entity or other successor in interest, but no such assignment shall relieve Mirant of its full responsibilities hereunder. This Agreement shall inure to the benefit of and be binding upon the parties hereto and upon their respective legal representatives and successors in interest.

          (i) ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes any prior agreements.

          (j) GOVERNING LAW. This Agreement shall be governed by the laws of the State of Georgia, without regard to its principles of conflict of laws.

          (k) NOTICE. Whenever any notice is required, it shall be given in writing addressed as follows:

                 To Mirant:       Mirant Corporation
                                  1155 Perimeter Center West
                                  Atlanta, Georgia 30338-5416
                                  Attention: Chief Executive Officer

                 To Executive:    The most recent address on file with Mirant

     Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, the next business day after deposit with a reputable overnight courier or when actually received. Either party may change the address to which notices shall be delivered or mailed by notifying the other party of such change in accordance with this Section 8(k).

          (l) AMENDMENTS. This Agreement may not be amended or modified except in writing signed by both parties.

          (m) TERM OF AGREEMENT. The term of this Agreement is co-extensive with the Term of employment as set forth in Section 2. Termination shall not affect any right or

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

     obligation of any party which is accrued or vested prior to or upon such termination or by its terms continues following the termination of the Term.

          (n) CONFLICT. In the case of conflict between the terms of this Agreement (the "Agreement Terms") and the provisions of any plan, policy, or practice of Mirant, as in effect from time to time, otherwise applicable to Executive (the "Standard Provisions"), Executive's rights or Mirant's obligations shall be established by whichever of the Agreement Terms or Standard Provisions would be more beneficial to Executive; PROVIDED, HOWEVER, that, notwithstanding any other provisions of this Agreement to the contrary, Executive shall not be entitled to participate in Mirant's Key Employee Retention Program or any other similar plan adopted by Mirant with respect to the period expiring on the third anniversary of the Effective Date.

          (o) COUNTERPARTS. This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

                  [Remainder of Page Intentionally Left Blank]

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

IN WITNESS WHEREOF, the parties hereto having duly executed and delivered this Employment Agreement as of the date first written above.

MIRANT CORPORATION


By:       /s/ Vance N. Booker
     ---------------------------
Name:         Vance N. Booker                         /s/ M. MICHELE BURNS
     ----------------------------                 ------------------------------
Title:    Senior Vice President                       M. MICHELE BURNS
      ---------------------------

                                    EXHIBIT A

                                 FORM OF RELEASE

                                 GENERAL RELEASE

1. For valuable consideration, the adequacy of which is hereby acknowledged, the undersigned ("Executive"), for herself, her spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, "Releasers"), knowingly and voluntarily releases and forever discharges Mirant Corporation, its affiliates, subsidiaries, divisions, successors and assigns and the current, future and former employees, officers, directors, shareholders, representatives, attorneys, trustees and agents (collectively referred to throughout this General Release as "Released Parties") from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against any of the Released Parties, Executive has, has ever had or may have as of the date of execution of this General Release (hereinafter "Claims"), including, but not limited to, any Claims for, arising out of, or under:

- the Executive's employment and termination of employment with Mirant Corporation ("Mirant");

-    The National Labor Relations Act, as amended;

-    Title VII of the Civil Rights Act of 1964, as amended;

-    The Civil Rights Act of 1991;

- Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

-    The Civil Rights Act of 1866, as amended;

-    The Equal Pay Act, as amended;

-    The Employee Retirement Income Security Act of 1974, as amended;

-    The Immigration Reform and Control Act, as amended;

-    The Americans with Disabilities Act of 1990, as amended;

-    The Age Discrimination in Employment Act of 1967, as amended;

-    The Older Workers Benefit Protection Act of 1990, as amended;

-    The Worker Adjustment and Retraining Notification Act, as amended;

-    The Occupational Safety and Health Act, as amended;

-    The Family and Medical Leave Act of 1993, as amended;

     - any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance, any applicable Executive Order program and each of their State and local counterparts;

     - any public policy, contract, tort, common law or policies and/or practices of Mirant; and/or

     -  attorneys' fees, costs and other expenses.

Notwithstanding anything herein to the contrary, this General Release shall not apply to: (i) Executive's rights of indemnification and directors and officers liability insurance coverage to which she was entitled immediately prior to DATE with regard to her service as an officer of Mirant (including, without limitation, under Section 8(e) of that certain Employment Agreement between Mirant and Executive dated as of April 1, 2004 (the "Employment Agreement"));
(ii) Executive's rights under any tax-qualified pension plan or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by Mirant or under COBRA; (iii) Executive's rights under the provisions of the Employment Agreement which are intended to survive termination of employment; or (iv) Executive's rights as a stockholder. Excluded from this General Release are any claims which cannot be waived by law.

2.      Executive acknowledges and recites that:

        (a) Executive has executed this General Release knowingly and voluntarily;

        (b) Executive has read and understands this General Release in its entirety, including the waiver of rights under the Age Discrimination in Employment Act;

        (c) Executive has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice she wishes with respect to the terms of this General Release before executing it;

        (d) Executive has sought such counsel, or freely and voluntarily waives the right to consult with counsel, and Executive has had an opportunity, if she so desires, to discuss with counsel the terms of this General Release and their meaning;

        (e) Executive enters into this General Release knowingly and voluntarily, without duress or reservation of any kind, and after having given the matter full and careful consideration; and

        (f) Executive has been offered 21 calendar days after receipt of this General Release to consider its terms before executing it.

3. This General Release shall be governed by the internal laws (and not the choice of law principles) of the State of Georgia, except for the application of pre-emptive Federal law.

4. Executive shall have 7 days from the date hereof to revoke this General Release by providing written notice of the revocation to Mirant's Chief Executive Officer, as provided in Section 8(k) of the Employment Agreement, in which event this General Release shall be unenforceable and null and void.

                                                M. MICHELE BURNS


                                                --------------------------------
Date:                                           Executive
      --------------------------